FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. COMPLETES PRIVATE PLACEMENT OF 1,165,000 SHARES OF ITS STOCK FOR PROCEEDS OF $16.3 MILLION

HOUSTON– (November 19, 2007) – Rick’s Cabaret International, Inc.  (NASDAQ-GM: RICK), operator of upscale gentlemen’s clubs, announced today that it has sold 1,165,000 shares of its common stock to institutional investors at a price of $14 per share, raising gross proceeds of $16,310,000.

The funds will be applied toward the purchase of an adult nightclub in the Southeastern United States that it believes will add about $18 million in annual revenue and about $8 million in EBITDA (earnings before income taxes, depreciation and amortization).

As part of the equity financing Rick’s Cabaret entered into a registration rights agreement to register the shares for the purchasers. Net proceeds after payment of placement fees and other expenses will be approximately $15 million.

Merriman Curhan Ford & Co.. (AMEX: MEM) was the placement agent for the transaction.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) operates upscale adult nightclubs serving primarily businessmen and professionals that offer live adult entertainment, restaurant and bar operations. The company owns, operates or licenses adult nightclubs in New York City, New Orleans, Charlotte, Houston, Minneapolis and other cities under the names "Rick's Cabaret," "XTC" and “Club Onyx.” No sexual contact is permitted at any of these locations. Rick’s Cabaret also owns the adult Internet membership Web site, couplestouch.com, and a network of online adult auction sites undder the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in New York City and elsewhere, the success or lack thereof in launching and building the company’s businesses in New York City and elsewhere, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricks.com

Media Contact:  Allan Priaulx, 212-338-0050 ir@ricks.com